Exhibit 99.1

Coach Reports Fourth Quarter and Fiscal Year Earnings Per Share of $0.68 and $2.92, Respectively

NEW YORK--(BUSINESS WIRE)--August 2, 2011--Coach, Inc. (NYSE: COH), a leading marketer of modern classic American accessories, today reported sales of $1.03 billion for its fourth fiscal quarter ended July 2, 2011, an increase of 17% from the same period the prior year on a comparable, non-GAAP basis – excluding the 14th week from the fourth quarter of fiscal 2010. Similarly, net income rose 18% to $202 million and diluted earnings per share increased 22% to $0.68. On a reported basis, sales rose 9%, net income rose 4% and earnings per share gained 7%.

For the fiscal year, on a comparable, non-GAAP basis - excluding the 53rd week in fiscal 2010 - net sales rose 18% to $4.16 billion and net income increased 24% to $881 million versus the prior fiscal year. In addition, diluted earnings per share rose 30% to $2.92. On a reported basis, sales rose 15%, net income gained 20% and earnings per share increased 26% from fiscal 2010.

Results for the fourth quarter and fiscal year ended July 2, 2011 included 13 and 52 weeks, respectively, while the same periods in fiscal 2010 included 14 and 53 weeks, respectively. As noted at the time, the 53rd week contributed about $70 million to 2010 fourth quarter and fiscal year sales, $24 million to net income and about $0.08 to earnings per share in both periods. In addition, during the third quarter of fiscal 2011, the company recorded certain unusual items. They included a favorable settlement of a multi-year tax return examination, which resulted in a substantially lower third quarter tax rate of 26.5%, and which decreased Coach’s provision for taxes by $16 million. In addition, the company made contributions of $21 million to the Coach Foundation, and $5 million to the Japanese Red Cross, respectively. Together these contributions totaled nearly $26 million pre-tax, impacting SG&A expenses by that amount, and precisely offsetting the benefit of the tax settlement to net income and earnings per share.

Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, “I’m extremely pleased with our fiscal fourth quarter and full year results. We’re continuing to drive sales through higher productivity and distribution expansion, globally. In North America, where revenues grew 17% for the quarter and the fiscal year on a comparable basis, we are increasing our share of a growing accessories market. At the same time, the contribution of our international businesses in China and other East Asian markets is accelerating. Our strong performance also reflects the success of our renewed focus on Men’s – drawing on our long heritage in the category – and our digital strategies, as we continue to build the foundation for strong top and bottom line results in the years ahead.”

For the quarter, operating income totaled $312 million, 5% above the $297 million reported in the year-ago period, while operating margin was 30.3% versus 31.2% reported for the prior year. During the quarter, gross profit rose 6% to $740 million from $697 million reported a year ago while gross margin was 71.8% versus 73.3%. SG&A expenses, as a percentage of net sales, totaled 41.5%, compared to the 42.1% reported in the year-ago quarter.

For the full year, operating income totaled $1.30 billion, 14% above the $1.15 billion reported in the year ago period, while operating margin was 31.4% versus 31.9% for the prior year. During the year, gross profit rose 15% to $3.02 billion from $2.63 billion a year ago. Gross margin was 72.7% versus 73.0% a year ago. SG&A expenses, as a percentage of net sales, totaled 41.3%, compared to the 41.1% reported in fiscal 2010.

The company also announced that during the fourth fiscal quarter, it repurchased and retired about 6.3 million shares of its common stock at an average cost of $60.08, spending a total of $381 million. At the end of the period, approximately $962 million remained under the company’s present repurchase authorization.

Fourth fiscal quarter and full year sales grew in each of Coach’s primary channels of distribution as follows:

  Direct-to-consumer sales increased 18% on a comparable basis and 9% on a reported basis, to $919 million in the fourth quarter from $842 million last year. North American same store sales for the quarter rose 10.1% on a comparable basis. Excluding the extra week in the year-ago period, sales at Coach Japan were down 7% versus prior year in constant currency and rose 6% in dollars, impacted by the after effects of the earthquake and tsunami. On a reported basis, Coach Japan sales declined 13% in constant currency, while dollar sales declined 2%, reflecting the stronger yen year-over-year. China results continued to be exceptional with same store sales rising at a double-digit rate.

  For the full year, direct to consumer sales rose 17% on a comparable basis and 15% as reported, to $3.62 billion from $3.16 billion generated in fiscal 2010. Overall, North American same store sales for the fiscal year rose 10.6% on a comparable basis. Excluding the impact of the 53rd week in the prior year, fiscal 2011 sales at Coach Japan were down 3% in constant currency and up 7% in dollars. On a reported basis, sales in Japan declined 5% in constant currency basis, while dollar sales rose 5%, positively impacted by the exchange rate. As in the quarter, the strong performance in China was driven by both new store openings and double-digit increases in same store sales.
  Indirect sales increased 12% on a comparable basis and 4% as reported, to $113 million in the fourth quarter from the $109 million reported in the prior year driven by both international wholesale shipments and shipments into U.S. department stores. At POS, international sales rose significantly while U.S. department store sales also increased on a year-over-year basis in the quarter.

  For the full year, indirect sales rose 21% on a comparable basis and 19% as reported, to $537 million from $452 million recorded for fiscal 2010. During the fiscal year, both international sales at POS and shipments into this channel rose significantly compared to prior year levels, driven by both distribution and same location sales. U.S. wholesale shipments and POS sales at U.S. department stores also rose.

During the fourth quarter of fiscal 2011, the company opened three North American retail stores – including the first Men’s mall store at Copley Plaza - and closed two others, while opening nine factory stores – including six dedicated Men’s stores. This brought the total to 345 retail stores and 143 factory stores in North America as of July 2, 2011. In Japan, Coach opened a shop-in-shop location and a Men’s factory location. Therefore, at the end of the quarter there were 176 total locations in Japan. There were 11 new locations opened in China during the fourth quarter, bringing the total Coach China locations to 66.

“As always, we expect to continue to drive our business through a combination of productivity gains worldwide and distribution growth, both in North America as well as internationally, where China remains our biggest opportunity. We’re also pleased to announce the transition of Singapore to a direct business, with Malaysia planned to occur at the end of this fiscal year. In addition, we have recently signed distribution deals for Brazil and Vietnam, with the first openings targeted for late this calendar year.”

“Beyond expansion, we’re leveraging the Men’s opportunity, where we’ve been increasing our exposure globally through both dedicated Men’s locations and dual-gender stores. Results have been strong, with the business doubling in fiscal 2011, underscoring our belief that Men’s will be a significant contributor to our performance in the seasons and years ahead.”

“Entering fiscal 2012, we remain confident in our growth prospects and ability to drive sales and earnings per share at a double-digit pace, given the current strength of the Coach business and our increasing global expansion,” Mr. Frankfort concluded.

Coach will host a conference call to review these results at 8:30 a.m. (EDT) today, August 2, 2011. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 and asking for the Coach earnings call led by Andrea Shaw Resnick, SVP of Investor Relations. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-866-352-7723. A webcast replay of the earnings conference call will also be available for five business days on the Coach website.

Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, women’s and men’s small leathergoods, business cases, weekend and travel accessories, footwear, watches, outerwear, scarves, sunwear, jewelry, fragrance and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, through the Coach catalog in the U.S. by calling 1-800-223-8647 and through Coach’s website at www.coach.com. Coach’s shares are traded on The New York Stock Exchange under the symbol COH.

This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "are positioned to," "continue," "project," "guidance," "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach’s latest Annual Report on Form 10-K for a complete list of risk factors.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Years Ended July 2, 2011 and July 3, 2010
(in thousands, except per share data)
(unaudited)

	Quarter Ended(1)		Year Ended(1)
	July 2, 2011	July 3, 2010(2)	July 2, 2011	July 3, 2010(2)

Net sales	$ 1,031,675	$ 950,525	$ 4,158,507	$ 3,607,636

Cost of sales	291,136	253,526	1,134,966	973,945

Gross profit	740,539	696,999	3,023,541	2,633,691

Selling, general and administrative expenses	428,447	400,034	1,718,617	1,483,520

Operating income	312,092	296,965	1,304,924	1,150,171

Interest income, net	261	2,196	1,031	7,961

Other expense	(1,668)	-	(4,736)	-

Income before provision for income taxes	310,685	299,161	1,301,219	1,158,132

Provision for income taxes	108,204	103,634	420,419	423,192

Net income	$ 202,481	$ 195,527	$ 880,800	$ 734,940

Net income per share

Basic	$ 0.70	$ 0.65	$ 2.99	$ 2.36

Diluted	$ 0.68	$ 0.64	$ 2.92	$ 2.33

Shares used in computing net income per share

Basic	291,163	301,300	294,877	311,413

Diluted	298,722	307,579	301,558	315,848

(1) Includes 53rd Week in Fiscal 2010

(2) Amounts presented differ from amounts previously reported due to change in income statement classification. On July 4, 2010, the Company changed its income statement classification for interest and penalties recognized for uncertain tax positions, codified within the Accounting Standards Codification Topic 740, from Interest income, net to the Provision for income taxes.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended July 2, 2011 and July 3, 2010
(in thousands, except per share data)
(unaudited)

	Year Ended(1)
	July 2, 2011			July 3, 2010(2)
	GAAP Basis	Total Items Affecting	Non-GAAP Basis
	(As Reported)	Comparability(3)	(Excluding Items)	As Reported

Net sales	$ 4,158,507	$ -	$ 4,158,507	$ 3,607,636

Cost of sales	1,134,966	-	1,134,966	973,945

Gross profit	3,023,541	-	3,023,541	2,633,691

Selling, general and administrative expenses	1,718,617	25,678	1,692,939	1,483,520

Operating income	1,304,924	(25,678)	1,330,602	1,150,171

Interest income, net	1,031	-	1,031	7,961

Other expense	(4,736)	-	(4,736)	-

Income before provision for income taxes	1,301,219	(25,678)	1,326,897	1,158,132

Provision for income taxes	420,419	(25,678)	446,097	423,192

Net income	$ 880,800	$ 0	$ 880,800	$ 734,940

Net income per share

Basic	$ 2.99	$ 0.00	$ 2.99	$ 2.36

Diluted	$ 2.92	$ 0.00	$ 2.92	$ 2.33

Shares used in computing net income per share

Basic	294,877	294,877	294,877	311,413

Diluted	301,558	301,558	301,558	315,848

(1) Includes 53rd Week in Fiscal 2010

(2) Amounts presented differ from amounts previously reported due to change in income statement classification. On July 4, 2010, the Company changed its income statement classification for interest and penalties recognized for uncertain tax positions, codified within the Accounting Standards Codification Topic 740, from Interest income, net to the Provision for income taxes.

(3) During the third quarter of Fiscal 2011, the Company realized a favorable tax settlement of a multi-year tax return examination and made contributions to the Coach Foundation and the Japanese Red Cross.

COACH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At July 2, 2011 and July 3, 2010
(in thousands)
(unaudited)

	July 2,	July 3,
	2011	2010
ASSETS

Cash, cash equivalents and short term investments	$ 702,038	$ 696,398
Receivables	142,898	109,068
Inventories	421,831	363,285
Other current assets	185,621	133,890

Total current assets	1,452,388	1,302,641

Property and equipment, net	582,348	548,474
Other noncurrent assets	600,380	616,000

Total assets	$ 2,635,116	$ 2,467,115

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$ 118,612	$ 105,569
Accrued liabilities	473,610	422,725
Current portion of long-term debt	795	742

Total current liabilities	593,017	529,036

Long-term debt	23,360	24,159
Other liabilities	406,170	408,627

Stockholders' equity	1,612,569	1,505,293

Total liabilities and stockholders' equity	$ 2,635,116	$ 2,467,115

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
SVP Investor Relations and Corporate Communications